Exhibit 99.1

CoreSite Reports Second-Quarter 2017 Financial Results Reflecting
Revenue Growth of 23% Year over Year

DENVER, CO – July 27, 2017 – CoreSite Realty Corporation (NYSE:COR), a premier provider of secure, reliable, high-performance data center and interconnection solutions across the U.S., today announced financial results for the second quarter ended June 30, 2017.

Quarterly Highlights

•	Reported second-quarter total operating revenues of $117.9 million, representing a 22.7% increase year over year
•	Reported second-quarter net income per diluted share of $0.46, representing 24.3% growth year over year
•	Reported second-quarter funds from operations (“FFO”) of $1.10 per diluted share and unit, representing 23.6% growth year over year
•	Executed 119 new and expansion data center leases comprising 51,568 net rentable square feet (NRSF), representing $11.9 million of annualized GAAP rent at an average rate of $208 per square foot
•	Commenced 25,712 NRSF of new and expansion leases representing $6.6 million of annualized GAAP rent at an average rate of $256 per square foot
•

Realized rent growth on signed renewals of 2.6% on a cash basis and 6.5% on a GAAP basis and recorded rental churn of 2.6% in the second quarter, 65% of which related to the end of lease payments from CoreSite’s original full-building customer in its SV3 facility.

“During the second quarter, we again achieved strong financial results, highlighted by year-over-year revenue growth of 23%, adjusted EBITDA growth of 27% and FFO per share growth of 24%,” said Paul Szurek, CoreSite’s Chief Executive Officer. “Our nearly $12 million in annualized GAAP rent signed in new and expansion sales includes a significant expansion with a Fortune 500 customer in the Los Angeles market and several other key deployments. Our leasing activity demonstrates continuing strong demand for larger scale, higher-density, data-intensive deployments seeking campus interconnection to large and diverse carrier-neutral interconnection nodes. We believe these deployments are building blocks for increasing attractiveness to enterprise and network customers.”

Financial Results

CoreSite reported net income attributable to common shares of $15.6 million, or $0.46 per diluted share, for the three months ended June 30, 2017, compared to $12.0 million, or $0.37 per diluted share for the three months ended June 30, 2016, an increase of 24.3% on a per-share basis. On a sequential-quarter basis, net income attributable to common shares decreased 4.2%, reflecting primarily the financings executed in April 2017, which increased CoreSite’s weighted average interest rate to 3.31% from 3.00% in the first quarter, the aforementioned end of lease payments for a prior customer at SV3, and an acceleration of increased seasonal power costs.

CoreSite reported FFO per diluted share and unit of $1.10 for the three months ended June 30, 2017, an increase of 23.6% compared to $0.89 per diluted share and unit for the three months ended June 30, 2016. On a sequential-quarter basis, FFO per diluted share and unit decreased 2.7%, again reflecting the financing transactions executed in April and the acceleration of increased seasonal power costs mentioned above.

© 2017, CoreSite, L.L.C. All Rights Reserved.

Total operating revenues for the three months ended June 30, 2017, were $117.9 million, a 22.7% increase year over year and an increase of 2.6% on a sequential-quarter basis.

Sales Activity

CoreSite executed 119 new and expansion data center leases representing $11.9 million of annualized GAAP rent during the second quarter, comprised of 51,568 NRSF at a weighted-average GAAP rental rate of $208 per NRSF. Second-quarter annualized GAAP rent includes contractual payments related to reserved dedicated expansion space, which is excluded from the GAAP annualized rent per leased NRSF rate.

CoreSite’s second-quarter data center lease commencements totaled 25,712 NRSF at a weighted average GAAP rental rate of $256 per NRSF, which represents $6.6 million of annualized GAAP rent.

CoreSite’s renewal leases signed in the second quarter totaled $12.9 million in annualized GAAP rent, comprised of 83,097 NRSF at a weighted-average GAAP rental rate of $156 per NRSF, reflecting a 2.6% increase in rent on a cash basis and a 6.5% increase on a GAAP basis. The second-quarter rental churn rate was 2.6%, which includes 170 basis points of churn related to CoreSite’s original full-building customer at SV3, as previously disclosed.

Development and Acquisition Activity

As of June 30, 2017, CoreSite had a total of 161,846 square feet of turn-key data center capacity under construction and had spent $31.3 million of the estimated $121.9 million required to complete the projects, which consisted of the following.

Reston – CoreSite had 24,922 square feet of turn-key data center capacity under construction at VA3 (Phase 1A). As of June 30, 2017, CoreSite had incurred $5.9 million of the estimated $22.3 million required to complete this phase of the project, and expects to complete development in the fourth quarter of 2017. During the second quarter, CoreSite also had 3,087 square feet of turn-key data center capacity under construction at VA1. CoreSite expects to spend $1.7 million to complete this expansion and expects to complete construction in the third quarter of 2017. In the third quarter of 2017, CoreSite expects to begin construction of a 58,000 square foot turn-key data center building, and a related infrastructure building to serve the entire VA3 campus, which collectively are expected to cost $85 million and be completed in mid-2018.

Washington D.C. – CoreSite had 24,563 square feet of turn-key data center capacity under construction at DC2. As of the end of the second quarter, CoreSite had spent $1.8 million of the estimated $17.4 million required to complete the project, and expects to complete development in the first quarter of 2018.

Boston – CoreSite had 13,735 square feet of turn-key data center capacity under construction at BO1. As of June 30, 2017, CoreSite had incurred $2.6 million of the estimated $7.8 million required to complete this expansion and expects to complete construction in the fourth quarter of 2017.

Denver – CoreSite had 8,276 square feet of turn-key data center capacity under construction at DE1, which capacity was 35.2% pre-leased. As of June 30, 2017, CoreSite had incurred $9.5 million of the estimated $12.5 million required to complete this expansion and expects to complete construction in the third quarter of 2017.

Los Angeles – CoreSite had 47,338 square feet of turn-key data center capacity under construction at LA2, which capacity was 62.3% pre-leased. As of June 30, 2017, CoreSite had incurred $11.3 million of the estimated

© 2017, CoreSite, L.L.C. All Rights Reserved.

$45.2 million required to complete the expansion and expects to complete construction in the first quarter of 2018. In addition, CoreSite commenced construction on an incremental 39,925 square feet of turn-key data center capacity at LA2, and expects to spend $15.0 million to complete this expansion in the first quarter of 2018.

Balance Sheet and Liquidity

As of June 30, 2017, CoreSite had net principal debt outstanding of $752.7 million, correlating to 2.9 times second-quarter annualized adjusted EBITDA, and net principal debt and preferred stock outstanding of $867.7 million, correlating to 3.3 times second-quarter annualized adjusted EBITDA.

As of the end of the second quarter, CoreSite had $367.9 million of total liquidity consisting of available cash and capacity on its revolving credit facility.

Dividend

On May 30, 2017, CoreSite announced a $0.10, or 12.5%, increase in its quarterly dividend to $0.90 per share of common stock and common stock equivalents for the second quarter of 2017. The increased dividend reflects an annualized dividend rate of $3.60 per share, compared to the prior annualized dividend rate of $3.20 per share. The second-quarter dividend was paid on July 17, 2017, to shareholders of record on June 30, 2017.

CoreSite also announced on May 30, 2017, a dividend of $0.4531 per share of Series A preferred stock for the period April 15, 2017, to July 14, 2017. The preferred dividend was paid on July 17, 2017, to shareholders of record on June 30, 2017.

2017 Guidance

CoreSite is increasing its 2017 guidance of net income attributable to common shares to a range of $1.78 to $1.86 per diluted share from the previous range of $1.73 to $1.83 per diluted share. In addition, CoreSite is increasing its guidance of FFO per diluted share and unit to a range of $4.39 to $4.47 from the previous range of $4.35 to $4.45, with the difference between net income and FFO being real estate depreciation and amortization.

This outlook is based on current economic conditions, internal assumptions about CoreSite’s customer base, and the supply and demand dynamics of the markets in which CoreSite operates. The guidance does not include the impact of any future financing, investment or disposition activities, beyond what has already been disclosed.

Upcoming Conferences and Events

CoreSite will participate in the Cowen and Company Communications Infrastructure Summit on August 8th in Boulder, Colorado; the Oppenheimer 20th Annual Technology, Internet & Communications Conference on August 8th in Boston, Massachusetts; and the Bank of America Merrill Lynch 2017 Global Real Estate Conference on September 12th in New York, New York.

© 2017, CoreSite, L.L.C. All Rights Reserved.

Conference Call Details

CoreSite will host a conference call on July 27, 2017, at 12:00 p.m., Eastern Time (10:00 a.m., Mountain Time), to discuss its financial results, current business trends and market conditions.

The call will be accessible by dialing +1-877-407-3982 (domestic) or +1-201-493-6780 (international). A replay will be available until May 11, 2017, and can be accessed shortly after the call by dialing + 1-844-512-2921 (domestic) or + 1-412-317-6671 (international). The passcode for the replay is 13664432.

Interested parties may also listen to a simultaneous webcast of the conference call by logging on to CoreSite’s website at www.CoreSite.com and clicking on the “Investors” link. The on-line replay will be available for a limited time beginning immediately following the call.

About CoreSite

CoreSite Realty Corporation (NYSE:COR) delivers secure, reliable, high-performance data center and interconnection solutions to a growing customer ecosystem across eight key North American markets. More than 1,200 of the world’s leading enterprises, network operators, cloud providers, and supporting service providers choose CoreSite to connect, protect and optimize their performance-sensitive data, applications and computing workloads. Our scalable, flexible solutions and 430+ dedicated employees consistently deliver unmatched data center options — all of which leads to a best-in-class customer experience and lasting relationships. For more information, visit www.CoreSite.com.

CoreSite Contact

Greer Aviv

Vice President of Investor Relations and Corporate Communications

+1 303.405.1012

+1 303.222.7276
Greer.Aviv@CoreSite.com

© 2017, CoreSite, L.L.C. All Rights Reserved.

Forward Looking Statements

This earnings release and accompanying supplemental information may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond CoreSite’s control that may cause actual results to differ significantly from those expressed in any forward-looking statement. These risks include, without limitation: the geographic concentration of the company’s data centers in certain markets and any adverse developments in local economic conditions or the demand for data center space in these markets; fluctuations in interest rates and increased operating costs; difficulties in identifying properties to acquire and completing acquisitions; significant industry competition; the company’s failure to obtain necessary outside financing; the company’s ability to service existing debt; the company’s failure to qualify or maintain its status as a REIT; financial market fluctuations; changes in real estate and zoning laws and increases in real property tax rates; and other factors affecting the real estate industry generally. All forward-looking statements reflect the company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company’s most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission.

© 2017, CoreSite, L.L.C. All Rights Reserved.

Consolidated Balance Sheets
(in thousands)

	June 30, 2017	December 31, 2016
Assets:
Investments in real estate:
Land	$97,258	$100,258
Buildings and improvements	1,484,740	1,472,580
	1,581,998	1,572,838
Less: Accumulated depreciation and amortization	(420,768)	(369,303)
Net investment in operating properties	1,161,230	1,203,535
Construction in progress	128,423	70,738
Net investments in real estate	1,289,653	1,274,273
Cash and cash equivalents	22,334	4,429
Accounts and other receivables, net	21,558	25,125
Lease intangibles, net	7,664	9,913
Goodwill	40,646	41,191
Other assets, net	103,653	96,372
Total assets	$1,485,508	$1,451,303

Liabilities and equity:
Liabilities
Debt, net	$769,503	$690,450
Accounts payable and accrued expenses	49,718	72,519
Accrued dividends and distributions	46,180	41,849
Deferred rent payable	9,405	7,694
Acquired below-market lease contracts, net	3,879	4,292
Unearned revenue, prepaid rent and other liabilities	36,380	37,413
Total liabilities	915,065	854,217

Stockholders' equity
Series A cumulative preferred stock	115,000	115,000
Common stock, par value $0.01	338	334
Additional paid-in capital	447,796	438,531
Accumulated other comprehensive income (loss)	223	(101)
Distributions in excess of net income	(143,881)	(118,038)
Total stockholders' equity	419,476	435,726
Noncontrolling interests	150,967	161,360
Total equity	570,443	597,086
Total liabilities and equity	$1,485,508	$1,451,303

© 2017, CoreSite, L.L.C. All Rights Reserved.

Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended			Six Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Operating revenues:
Data center revenue:
Rental revenue	$64,853	$64,251	$52,364	$129,104	$102,735
Power revenue	32,410	30,861	26,401	63,271	51,975
Interconnection revenue	15,325	14,512	12,977	29,837	25,719
Tenant reimbursement and other	2,329	2,276	2,326	4,605	4,156
Total data center revenue	114,917	111,900	94,068	226,817	184,585
Office, light-industrial and other revenue	2,969	3,021	2,022	5,990	3,985
Total operating revenues	117,886	114,921	96,090	232,807	188,570

Operating expenses:
Property operating and maintenance	31,781	29,226	25,576	61,007	50,239
Real estate taxes and insurance	3,824	4,504	3,070	8,328	6,135
Depreciation and amortization	32,207	32,338	26,227	64,545	50,997
Sales and marketing	4,414	4,503	4,501	8,917	8,722
General and administrative	9,508	8,124	8,818	17,632	17,538
Rent	5,931	5,962	5,334	11,893	10,751
Transaction costs	139	—	6	139	9
Total operating expenses	87,804	84,657	73,532	172,461	144,391
Operating income	30,082	30,264	22,558	60,346	44,179
Interest expense	(5,958)	(5,107)	(2,680)	(11,065)	(4,691)
Income before income taxes	24,124	25,157	19,878	49,281	39,488
Income tax benefit (expense)	11	(97)	(43)	(86)	(47)
Net income	24,135	25,060	19,835	49,195	39,441
Net income attributable to noncontrolling interests	6,407	6,684	5,715	13,091	11,976
Net income attributable to CoreSite Realty Corporation	17,728	18,376	14,120	36,104	27,465
Preferred stock dividends	(2,085)	(2,084)	(2,085)	(4,169)	(4,169)
Net income attributable to common shares	$15,643	$16,292	$12,035	$31,935	$23,296

Net income per share attributable to common shares:
Basic	$0.46	$0.49	$0.38	$0.95	$0.75
Diluted	$0.46	$0.48	$0.37	$0.94	$0.74

Weighted average common shares outstanding:
Basic	33,835,727	33,558,787	32,022,845	33,698,022	31,137,769
Diluted	34,053,816	33,981,776	32,435,606	34,009,930	31,554,157

© 2017, CoreSite, L.L.C. All Rights Reserved.

Reconciliations of Net Income to FFO
(in thousands, except per share data)

	Three Months Ended			Six Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Net income	$24,135	$25,060	$19,835	$49,195	$39,441
Real estate depreciation and amortization	30,879	31,029	24,864	61,908	48,249
FFO	$55,014	$56,089	$44,699	$111,103	$87,690
Preferred stock dividends	(2,085)	(2,084)	(2,085)	(4,169)	(4,169)
FFO available to common shareholders and OP unit holders	$52,929	$54,005	$42,614	$106,934	$83,521

Weighted average common shares outstanding - diluted	34,054	33,982	32,436	34,010	31,554
Weighted average OP units outstanding - diluted	13,849	13,851	15,239	13,850	16,047
Total weighted average shares and units outstanding - diluted	47,903	47,833	47,675	47,860	47,601

FFO per common share and OP unit - diluted	$1.10	$1.13	$0.89	$2.23	$1.75

Funds From Operations “FFO” is a supplemental measure of our performance which should be considered along with, but not as an alternative to, net income and cash provided by operating activities as a measure of operating performance and liquidity. We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property and undepreciated land and impairment write-downs of depreciable real estate, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. FFO attributable to common shares and units represents FFO less preferred stock dividends declared during the period.

Our management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.

We offer this measure because we recognize that FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our financial condition and results from operations, the utility of FFO as a measure of our performance is limited. FFO is a non-GAAP measure and should not be considered a measure of liquidity, an alternative to net income, cash provided by operating activities or any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. In addition, our calculations of FFO are not necessarily comparable to FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently from us. Investors in our securities should not rely on these measures as a substitute for any GAAP measure, including net income.

© 2017, CoreSite, L.L.C. All Rights Reserved.

Reconciliations of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA):
(in thousands)

	Three Months Ended			Six Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Net income	$24,135	$25,060	$19,835	$49,195	$39,441
Adjustments:
Interest expense	5,958	5,107	2,680	11,065	4,691
Income taxes	(11)	97	43	86	47
Depreciation and amortization	32,207	32,338	26,227	64,545	50,997
EBITDA	$62,289	$62,602	$48,785	$124,891	$95,176
Non-cash compensation	2,369	1,802	2,311	4,171	4,404
Transaction costs / litigation	139	—	26	139	29
Adjusted EBITDA	$64,797	$64,404	$51,122	$129,201	$99,609

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We calculate adjusted EBITDA by adding our non-cash compensation expense, transaction costs from unsuccessful deals and business combinations and litigation expense as well as adjusting for the impact of impairment charges, gains or losses from sales of property and undepreciated land and gains or losses on early extinguishment of debt. Management uses EBITDA and adjusted EBITDA as indicators of our ability to incur and service debt. In addition, we consider EBITDA and adjusted EBITDA to be appropriate supplemental measures of our performance because they eliminate depreciation and interest, which permits investors to view income from operations without the impact of non-cash depreciation or the cost of debt. However, because EBITDA and adjusted EBITDA are calculated before recurring cash charges including interest expense and taxes, and are not adjusted for capital expenditures or other recurring cash requirements of our business, their utilization as a cash flow measurement is limited.

© 2017, CoreSite, L.L.C. All Rights Reserved.